Exhibit 10.30
ADVANCED EMISSIONS SOLUTIONS, INC.
INDUCEMENT AWARD
GRANT NOTICE FOR
NONQUALIFIED STOCK OPTIONS
FOR GOOD AND VALUABLE CONSIDERATION, Advanced Emissions Solutions, Inc. (the “Company”), hereby grants to Participant named below the Nonqualified Stock Option (the “Option”) to purchase any part or all of the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice and the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto as Exhibit A. This Option is granted outside of the Advanced Emissions Solutions, Inc. 2022 Omnibus Incentive Plan (the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Option were a Nonqualified Stock Option granted under the Plan. This Option is an inducement material to Participant’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4). This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Name of Participant:	Robert E. Rasmus
Grant Date:	July 17, 2023
Number of Shares of Common Stock covered by Option:	1,000,000.00
Exercise Price per Share:	$3.00
Expiration Date:	July 17, 2033
Vesting Commencement Date:	July 17, 2023
Vesting Schedule:	Subject to the Plan and the Standard Terms and Conditions, the Option shall vest in accordance with the following schedule, so long as Participant remains continuously employed by the Company or its Subsidiaries from the Grant Date through such vesting date:
	Vesting Date	Cumulative Shares That Are Exerciseable
	First Anniversary of the Vesting Commencement Date	333,333
	Second Anniversary of the Vesting Commencement Date	666,666
	Third Anniversary of the Vesting Commencement Date	1,000,000
	Notwithstanding the foregoing, the Option shall become fully vested and exercisable upon (i) the Company’s termination of Participant’s employment without Cause (as defined in that certain Employment Agreement between the Company and Participant dated July 17, 2023 (the “Employment Agreement”)), (ii) Participant’s resignation for Good Reason (as defined in the Employment Agreement), or (iii) a Change in Control.

By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions.

ADVANCED EMISSIONS SOLUTIONS, INC.

By:	/s/ L. Spencer Wells
Name:	L. Spencer Wells
Title:	Chairman of the Board of Directors

PARTICIPANT

/s/ Robert E. Rasmus
Robert E. Rasmus

EXHIBIT A
ADVANCED EMISSIONS SOLUTIONS, INC.
INDUCEMENT AWARD
STANDARD TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTIONS
These Standard Terms and Conditions apply to the Options granted pursuant to the Grant Notice to which these Standard Terms and Conditions are attached (the “Grant Notice”). Although the Option is granted outside of the Plan, the Option shall be subject to the terms of the Plan as if granted thereunder, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan or the Grant Notice, as applicable.
1. TERMS OF OPTION
The Company has granted to the Participant the Option to purchase up to the number of shares of Common Stock at an Exercise Price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.
2. NONQUALIFIED STOCK OPTION
The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.
3. EXERCISE OF OPTION
(a) The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice; provided, that the Participant remains employed with the Company and does not experience a termination of employment.
(b) To exercise the Option (or any part thereof), the Participant shall deliver a written notice to the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.
(c) The Exercise Price of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price of shall be payable to the Company: (i) in cash or its equivalent, (ii) by tendering (either actually or constructively by attestation) shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (iii) in any other manner then permitted by the Committee, including a cashless exercise, or (iv) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under clause (i), to comply with Applicable Laws or Company policy applicable to Company executives and directors.
(d) Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate Company policy or any federal, state or other applicable laws.

4. EXPIRATION OF OPTION
The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the Participant’s termination of employment:
(a) If the Participant’s termination of employment is as a result of (i) the Company’s termination of the Participant’s employment without Cause, (ii) the Participant’s resignation for Good Reason or (iii) the Participant’s death or Disability (as defined in the Employment Agreement), the Participant (or in the event of the Participant’s death, the Participant’s estate) may exercise any portion of the Option that is vested and exercisable at the time of such termination of employment (after taking into account any accelerated vesting under the Grant Notice or any other agreement between the Participant and the Company) until the first anniversary of the date of the Participant’s termination of employment (the “Termination Date”).
(b) If the Participant’s termination of employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date. (c) If the Participant’s termination of employment is for any reason other than as set forth in Section 4(a) or 4(b), the Participant may exercise any portion of the Option that is vested and exercisable at the time of such termination of employment until the date that is 90 days following the Termination Date.
(d) Any portion of the Option that is not vested and exercisable at the time of a termination of employment (after taking into account any accelerated vesting under the Grant Notice or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.
5. RESTRICTIONS ON SHARE TRANSFERABILITY
The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of the Option as may be required under Applicable Laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed and/or traded, under any Company policy applicable to Company executives and directors, and under any blue sky or state securities laws applicable to the shares of Common Stock.
6. INCOME TAXES
As a condition to the delivery of Common Stock upon exercise of the Option, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations, as calculated at the applicable minimum statutory rate. Subject to a determination by the Committee in good faith that the Company has sufficient available cash, the Committee will also accept payment of tax withholding obligations by the withholding of Common Stock subject to the Option or by withholding amounts due from other wages. The Committee, in consideration of applicable accounting standards, may allow the Participant to elect, or otherwise direct as a general rule, to have the Company withhold Common Stock for taxes at an amount greater than the applicable minimum statutory amount.
7. NONTRANSFERABILITY OF OPTION
Except as permitted by the Committee or as permitted under Section 14 of the Plan, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate the Option, other than by will or the laws of descent and distribution, and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8. OTHER AGREEMENTS SUPERSEDED
The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.
9. LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION
Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Grant Notice or these Standard Terms and Conditions shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.
10. NO LIABILITY OF COMPANY
The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the nonissuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.
11. GENERAL
(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.
(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(d) To the extent not preempted by federal law, these Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of these Standard Terms and Conditions to the substantive law of another jurisdiction. Notwithstanding anything in the Plan or herein, the Option, the Grant Notice and these Standard Terms and Conditions shall be subject to the arbitration provisions set forth in the Employment Agreement.
(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.
(f) All questions arising under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.
(g) Notwithstanding Section 24 of the Plan, the Option shall be subject to the clawback provisions set forth in the Employment Agreement.
12. ELECTRONIC DELIVERY
By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Option and the Common Stock via Company web site or other electronic delivery.
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